FIFTH AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of the 23rd day of May, 2012, to the Fund Accounting Servicing Agreement, dated as of April 6, 2011, as amended August 23, 2011, November 8, 2011 and February 16, 2012 (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit H, the Lawson Kroeker Balanced Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Lawson Kroeker

Exhibit H to the Managed Portfolio Series Fund Accounting Agreement

Name of Series
Lawson Kroeker Balanced Fund

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at May, 2012

Annual Fee Based Upon Average Net Assets Per Fund*
___ basis points on the first $___ million
___ basis points on the next $___ million
___ basis points on the balance
Minimum annual fee:  $___per fund

▪ Additional fee of $___for each additional class
▪ Additional fee of $___ per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪ Daily Performance Reporting
▪ USBFS Legal Administration (e.g., registration statement update)

Pricing Services**
▪ $___- Domestic Equities, Options, ADRs
▪ $___- Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
▪ $___- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                   Bonds, Asset Backed Securities, Mortgage Backed Securities
▪ $___ - Bank Loans
▪ $___ - Credit Default Swaps
▪ $___ - Swaptions, Index Swaps
▪ $___ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪ $___/Foreign Equity Security per Month for Corporate Action Service
▪ $___/Domestic Equity Security per Month for Corporate Action Service
▪ $___ /Month Manual Security Pricing (>___/day)

Fair Value Services (Charged at the Complex Level)**
▪ $___on the First ___ Securities
▪ $___on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪ $___for the first fund (subject to Board approval)
▪ $___for each additional fund (subject to change based on Board review and approval)
▪ $___/sub-advisor per fund

Lawson Kroeker

Exhibit H (continued) to the Managed Portfolio Series Fund Accounting Agreement

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit H.

Lawson Kroeker Investment Management Inc.

By: /s/ Thomas J. Sudyka, Jr.

Printed Name: Thomas J. Sudyka, Jr.

Title: President                                           Date: 6/25/2012

Lawson Kroeker	3